Exhibit 21.1

Subsidiaries of the Registrant

Name of Entity	Formation Date	Jurisdiction of Incorporation	Holder of Stock

Rezolute Bio UK, Ltd	July 11, 2019	United Kingdom	Rezolute, Inc.
Rezolute (Bio) Ireland Limited	July 19, 2019	Ireland	Rezolute, Inc.